Exhibit 2.1

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”) made as of September 25, 2020, by and among and Home Bistro, Inc., a Nevada corporation (the “Seller”), Gratitude Keto Holdings, Inc., a Florida corporation (the “Buyer”) and the shareholder of Buyer identified on the signature page hereto and on Schedule B hereto (the “Shareholder”). The Seller, Buyer and the Shareholder are referred to herein as each a “Party” and together as the “Parties”.

WITNESSETH:

WHEREAS, the Shareholder presently owns an aggregate of 250,000 shares of Series B Preferred Stock, $.001 par value per share (the “Series B Preferred Stock”) of the Seller;

WHEREAS, on April 20, 2020, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), the Seller (then known as Gratitude Health, Inc., a Nevada corporation), Home Bistro, Inc., a Delaware corporation (“Home Bistro Subsidiary”), and Fresh Market Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Home Bistro Subsidiary (“Merger Sub”), Merger Sub merged with and into Home Bistro Subsidiary; and

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the Seller’s business, assets and properties used, or held or developed for use, in its functional RTD (Ready to Drink) beverage segment, including the name “Gratitude Health” (herein, the “Business”), and assume all responsibility for and pay certain debts, obligations and liabilities of the Business existing prior to the Closing Date, upon the terms and conditions hereinafter set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and upon the terms and conditions hereinafter set forth, the sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. PURCHASE AND SALE OF THE BUSINESS/ASSUMPTION OF LIABILITIES.

(a) Upon the terms and conditions herein contained, at the Closing (as hereinafter defined), the Seller shall sell, transfer, assign, convey and deliver to the Buyer, and the Buyer shall purchase from the Seller, all right, title and interest of the Seller in and to all of the Seller’s assets and properties used, or held or developed for use, in the Business including the name “Gratitude Health”, including, without limitation, the assets set forth on Schedule A hereto (the “Purchased Assets”), subject to any liens, claims, pledges, mortgages, restrictions, obligations, security interests, charges and encumbrances of any kind, nature and description currently existing with respect to such assets (“Liens”).

(b) At the Closing, the Seller shall transfer, assign, and deliver to the Buyer, and the Buyer shall assume, all the following liabilities (the “Assumed Liabilities”):

(i)	Any and all liabilities and any and all obligations associated with the Purchased Assets;

(ii)	Any and all liabilities and any and all obligations related to that certain Standard and Exclusive Licensing Agreement with Sublicensing Terms, dated January 8, 2018, by and between University of South Florida Research Foundation, Inc. (“USFRF”), a direct support organization of University of South Florida (“USF”) (the “USF License”), including but not limited to, the amounts due pursuant to the July 31, 2020 statement, attached hereto as Schedule C;

(iii)	any product liability or similar claim for injury to persons or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty or agreement made by the Seller or its agents, or which are imposed by operation of law or otherwise, in connection with any sales or service performed by or on behalf of the Business on or prior to the Closing Date;

(iv)	any liabilities for any tax, assessment or other governmental imposition of any type or description, including, without limitation, any federal income or excess profits taxes or state or federal income, sales, use, excise, ad valorem or franchise taxes, together with any interest, assessments and penalties thereon arising out of or attributable to the conduct of the Business prior to the Closing Date or the Seller’s federal income or capital gain taxes or state, or local income or franchise taxes arising by virtue of the transactions contemplated by this Agreement or otherwise;

(v)	any liability (1) which arises out of or in connection with any breach or default by the Seller occurring prior to the Closing under any of the contracts or leases, (2) which arises out of or in connection with any violation by the Seller of any requirement of law prior to the Closing Date, or (3) which relates to the Business (including those arising under any contracts) to the extent relating to periods prior to the Closing Date;

(vi)	any liability arising out of or in connection with litigation or other legal proceedings, claims or investigations related to the Business; and

(vii)	any liabilities, trade payables or other costs of operating the Business prior to the Closing Date.

2. CONSIDERATION. In consideration of sale and transfer to the Buyer of the Purchased Assets, (i) the Buyer shall cause and arrange for the Shareholder to deliver to the Seller, for cancellation and retirement, the 250,000 shares of Series B Preferred Stock beneficially owned by the Shareholder (the “Shares”) and (ii) Buyer has agreed to pay Seller $7,000.00 at the closing and 1,000.00 per month, plus any accrued interest, starting on October 25, 2020 and continuing on each monthly anniversary thereafter through the April 25, 2020.

3.	THE CLOSING AND OTHER RIGHTS.

3.1 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be consummated at 10:00 a.m. New York City time on the date hereof (the “Closing Date”).

3.2 Seller Deliveries. At the Closing, the Seller shall deliver to the Buyer:

(a) a Bill of Sale and Assignment and Assumption Agreement, dated as of the Closing Date, in form and substance to be mutually agreed to by the Seller and the Buyer, (i) transferring the Purchased Assets to Buyer, and (ii) evidencing the assumption by the Buyer of the Assumed Liabilities (the “Bill of Sale and Assignment and Assumption Agreement”), duly executed by the Seller;

(b) an Intellectual Property Assignment Agreement, dated as of the Closing Date, in form and substance to be mutually agreed to by the Seller and Buyer, evidencing the assignment and transfer to the Buyer of the intellectual property used in the Business (the “IP Assignment and Assumption Agreement”), duly executed by the Seller;

(c) such other documents and instruments which are necessary to consummate this Agreement and reasonably requested by the Buyer.

3.3 Buyer Deliveries. At the Closing, the Buyer shall deliver to the Seller:

(a) A check for Seven Thousand and No/100 Dollars ($7,000.00).

(b) the Bill of Sale and Assignment and Assumption Agreement, duly executed by the Buyer;

(c) the IP Assignment and Assumption Agreement, duly executed by the Buyer;

(d) (i) the Buyer Note, duly executed by the Buyer;

(e) the stock certificates evidencing the Shares, together with stock powers executed by the Shareholder transferring ownership of such Shares to the Seller, if such certificates were issued; and such other documents and instruments which are necessary to consummate this Agreement and reasonably requested by the Seller.

4. SELLER REPRESENTATIONS AND WARRANTIES. The Seller hereby represents and warrants to, and agrees with, the Buyer, that the statements contained in this Section 4 are true and correct:

4.1 Authority. The Seller has full authority to execute and to perform this Agreement in accordance with its terms; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Seller; and no further authorization or approval, whether of governmental bodies or otherwise, is necessary in order to enable the Seller to enter into and perform the same; and this Agreement constitutes a valid and binding obligation enforceable against the Seller in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage of time, or both, would result in a breach, violation or default of any of the terms or provisions or of its Articles of Incorporation, Bylaws, any statute, indenture, mortgage, deed of trust, loan agreement or other material agreement, instrument or restriction to which the Seller is a party or by which the Seller or its assets may be materially bound or affected, or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Seller; and no further authorization or approval, whether of governmental bodies or otherwise, is necessary in order to enable the Seller to enter into and perform the same.

4.2 No Conflict. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not result in a breach, violation or default or give rise to an event which with the giving of notice or after the passage of time, or both, would result in a breach, violation or default of any of the terms or provisions of the Seller’s Articles of Incorporation, By-Laws, or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Seller.

4.3 Litigation. To the Seller’s knowledge, there are no threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, order, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other any agency or other instrumentality of the United States, or any domestic or foreign state, county, city, municipality or other political or governmental subdivision (“Governmental Body”) or any arbitrator or arbitration panel pending or threatened that relate to the Seller’s ownership of the Purchased Assets, or any option or other right of the Sellers to the Purchased Assets, or any right of the Seller to receive consideration as a result of this Agreement, and there is no reasonable basis for any of the foregoing.

4.4 Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

5. BUYER AND SHAREHOLDER REPRESENTATIONS AND WARRANTIES. The Buyer and the Shareholder jointly and severally hereby represent and warrant to, and agree with, the Seller as follows:

5.1 Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

5.2 Authority. The Buyer and the Shareholder have full authority to execute and to perform this Agreement in accordance with its terms; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer and the Shareholder; and no further authorization or approval, whether of governmental bodies or otherwise, is necessary in order to enable the Buyer or the Shareholder to enter into and perform the same; and this Agreement constitutes a valid and binding obligation enforceable against the Buyer or the Shareholder in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage of time, or both, would result in a breach, violation or default of any of the terms or provisions or of its Articles of Incorporation, Bylaws, any statute, indenture, mortgage, deed of trust, loan agreement or other material agreement, instrument or restriction to which the Buyer or the Shareholder is a party or by which the Buyer or the Shareholder or their respective assets may be materially bound or affected, or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Buyer or the Shareholder; and no further authorization or approval, whether of governmental bodies or otherwise, is necessary in order to enable the Buyer or the Shareholder to enter into and perform the same; and this Agreement constitutes a valid and binding obligation enforceable against the Buyer and the Shareholder in accordance with its terms.

5.3 No Conflict. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not result in a breach, violation or default or give rise to an event which with the giving of notice or after the passage of time, or both, would result in a breach, violation or default of any of the terms or provisions of the Buyer’s Articles of Incorporation, By-Laws, or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Buyer or the Shareholder. The execution, delivery and performance by Seller, the Buyer and the Shareholder of this Agreement and any documents, certificates or instruments delivered pursuant to this Agreement or in connection herewith to which such Party is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not require the consent, notice or other action by any an individual, corporation, partnership, joint venture, limited liability company, Governmental Body, unincorporated organization, trust, association, or other entity (“Person”) under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any contract to which Seller, the Buyer or the Shareholder is a party or by which Seller, the Buyer or the Shareholder is bound or to which any of their respective properties and assets are subject.

5.4 Access To Data. The Buyer has had full access to all pertinent data and information regarding the Business, including the Purchased Assets and Assumed Liabilities, and, as such, has received all the information it considers necessary or appropriate for deciding whether to purchase the Purchased Assets and assume the Assumed Liabilities. The Seller has made no representations or warranties as to the assets of the Seller, except as specifically set forth in this Agreement.

5.5 Ownership of Shares. The Shareholder owns the Shares free and clear of all Liens, and at Closing will transfer to the Seller good title to the Shares, free and clear of any Liens. There is no action pending or threatened that would affect the ability of the Shareholder to transfer the Shares. There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Shareholder is a party or by which the Shareholder is bound obligating the Shareholder to exchange, transfer, deliver or sell, or cause to be exchanged, transferred, delivered or sold, the Shares owned by the Shareholder or any security or rights convertible into or exchangeable or exercisable for any Shares. The Shareholder is not a party to or bound by any agreements or understandings with respect to the voting (including pooling agreements, voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any Shares.

5.6 Litigation. There are no threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, order, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel pending or, to the knowledge of the Buyer or the Shareholder, threatened that relate to the Shareholder’s ownership of any capital stock of Seller, or any option or other right of the Shareholder to the capital stock of Seller, or any right of the Shareholder to receive consideration as a result of this Agreement, and there is no reasonable basis for any of the foregoing. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the knowledge of the Buyer or the Shareholder, threatened against or affecting the Buyer or the Shareholder in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement.

5.7 Amounts Due to Seller. The Buyer and the Shareholder acknowledge and agree that, as of the date of this Agreement, the Buyer is indebted to Seller in the amount of $14,000 in consideration for certain services provided to Seller by D. Brooks & Associates CPAs, P.A. The Buyer and the Shareholder acknowledge and agree that such indebtedness shall be paid off pursuant to the terms of the Buyer Note.

5.8 Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or the Shareholder.’

EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, BUYER (ON BEHALF OF ITSELF, ITS OFFICERS, DIRECTORS AND STOCKHOLDERS) AND THE STOCKHOLDER ACKNOWLEDGE THAT NEITHER SELLER NOR ANY OFFICER OR DIRECTOR OF SELLER MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY HEREIN AS TO ANY MATTER WHATSOEVER, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO: (A) THE CONDITION OR THE VALUE OF ANY PURCHASED ASSETS, THE AMOUNT OF ANY LIABILITY IN CONNECTION WITH ANY ASSUMED LIABILITIES; (B) THE FREEDOM FROM ANY LIEN ON ANY PURCHASED ASSET; (C) THE ABSENCE OF DEFENSES OR FREEDOM FROM COUNTERCLAIMS WITH RESPECT TO ANY CLAIM TO BE TRANSFERRED TO OR ASSUMED BY THE BUYER; OR (D) ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR TITLE. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THIS, ALL PURCHASED ASSETS, THE BUSINESS AND LIABILITIES TO BE TRANSFERRED TO OR ASSUMED BY THE BUYER SHALL BE TRANSFERRED WITHOUT ANY COVENANT, REPRESENTATION OR WARRANTY (WHETHER EXPRESS OR IMPLIED), AND ALL OF THE PURCHASED ASSETS, THE BUSINESS AND LIABILITIES ASSOCIATED WITH THE PURCHASED ASSETS ARE HELD, “AS IS, WHERE IS,” AND, FROM AND AFTER THE CLOSING DATE THE BUYER SHALL BEAR THE ECONOMIC AND LEGAL RISK THAT ANY SUCH TRANSFER OR ASSUMPTION SHALL PROVE TO BE INSUFFICIENT TO VEST IN BUYER GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY LIEN OR ANY NECESSARY CONSENTS THAT ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS ARE NOT COMPLIED WITH. NEITHER THE SELLER NOR ITS DIRECTORS OR OFFICERS MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE IN CONNECTION WITH THE DISTRIBUTION, OR EXECUTION, DELIVERY OR FILING OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

6. INDEMNIFICATION.

6.1 Each Party shall defend, indemnify, and hold the other harmless from and against any and all losses, damages, liabilities and expenses (including penalties and attorneys’ fees) which are incurred or suffered by or imposed upon the other Party arising out of or relating to (i) any failure or breach by the Party to perform any of its covenants, agreements or obligations under this Agreement, or (ii) any inaccuracy or incompleteness of any of the representations and warranties of the Party contained in this Agreement; or (iii) any claims based upon, related to, or by reason of any matter, cause, fact, act or omission, agreement, understanding, representation, warranty occurring or arising at any moment out of this Agreement, or any other agreements entered into by any of the Parties relating to the Purchased Assets. For purposes of this Section 6, the party or parties jointly and severally indemnifying and holding harmless another party or parties and their respective officers, directors, employees, stockholders, agents, representatives and Affiliates shall be referred to as the “Indemnifying Party” and, collectively, the “Indemnifying Parties” and the party or parties seeking indemnification shall be referred to as an “Indemnified Party” and, collectively, the “Indemnified Parties”.

6.2 Indemnification Procedures for Third-Party Claims. In making a claim under this Section 6, the Indemnified Party and the Indemnifying Party shall:

Upon obtaining knowledge of any claim by a third party that has given rise to, or is expected to give rise to, a claim for indemnification hereunder, the Indemnified Party shall give written notice (“Notice of Claim”) of such claim or demand to the Indemnifying Party, specifying in reasonable detail such information as the Indemnified Party may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading that may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Section 6.3 hereof, no failure or delay by an Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the r Indemnified Party harmless, except to the extent that such failure or delay shall have actually adversely affected the Indemnifying Party’s ability to defend against, settle or satisfy any claims for which the Indemnified Party is entitled to indemnification hereunder.

If the claim or demand set forth in the Notice of Claim given by a Indemnified Party pursuant to Section 6.2(a) hereof is a claim or demand asserted by a third party, the Indemnifying Party shall have fifteen (15) business days after the date on which the Notice of Claim is delivered to notify the Indemnified Party in writing of its election to defend such third party claim or demand on behalf of the Indemnified Party. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records and other materials that are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Indemnifying Party in the defense of, such third party claim or demand, and so long as the Indemnifying Party is defending such third party claim in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand. If the Indemnifying Party elects to defend such third party claim or demand the Indemnified Party shall have the right to participate in the defense of such third party claim or demand at the Indemnified Party’s expense. In the event, however, that such Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party could reasonably be expected to present counsel with a conflict of interest, then the Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding at the Indemnifying Party’s own expense. If the Indemnifying Party does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such third party claim or demand; provided, however, that: (i) such Indemnified Party shall not have any obligation to participate in the defense of or defend any such third party claim or demand; (ii) such Indemnified Party’s defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Indemnifying Party under the agreements of indemnification set forth in this Section 6; and (iii) such Indemnified Party may not settle any claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Except for third party claims being defended in good faith, the Indemnifying Party shall satisfy its obligations under this Section 6 in respect of a valid claim for indemnification hereunder that is not contested by the Indemnified Party in good faith by wire transfer of immediately available funds to the Indemnified Party within thirty (30) days after the date on which Notice of Claim is delivered to the Indemnified Party.

6.3 Indemnification Procedures for Non-Third Party Claims. In the event any Indemnified Party should have an indemnification claim against the Indemnifying Party under this Agreement that does not involve a claim by a third party, the Indemnified Party shall promptly deliver notice of such claim to the Indemnifying Party in writing and in reasonable detail. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party, except to the extent that Indemnifying Party have been actually prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within fifteen (15) business days following its receipt of such notice that the Indemnifying Party dispute such claim, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Section 6 and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or in the case of any notice in which the amount of the claim is estimated, on such later date when the amount of such claim is finally determined. If the Indemnifying Party disputes its liability with respect to such claim in a timely manner, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute.

7. COVENANTS.

7.1 Restrictive Covenants.

(a) Confidentiality. From and after the date hereof, each Party will, and will cause its respective affiliates to, refrain from using or disclosing, and will take all commercially reasonable steps to prevent unauthorized use or disclosure of, any Confidential Information. In the event that a Party reasonably believes after consultation with its counsel or an affiliate is required by applicable law to disclose any Confidential Information, such Party or such affiliate may disclose only such Confidential Information as may be legally required, provided that it: (i) provides the Parties with prompt notice before such disclosure so that such Parties may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to such Confidential Information; and (ii) cooperates with such Parties in attempting to obtain such order or assurance. “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, of a Party related to the Business or the business and operations of the Seller, as a publicly traded company, or respective customers, suppliers, distributors or other business relations, including all information concerning finances, customer information, supplier information, products, services, prices, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies, unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, unpublished patent applications and other confidential intellectual property, designs, specifications, documentation, components, source code, object code, schematics, drawings, protocols and processes.

(b) Non-Competition. Each Party hereby covenants and agrees that during the period beginning on the date hereof and ending upon the fifth (5th) anniversary of such date (the “Term”) the neither Party nor its affiliates will not, directly or indirectly, engage or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business that is or may reasonably be considered to be competitive with the Business or the Seller business and operations or any presently contemplated expansions or extensions thereof, anywhere in the world.

(c) Non-Disparagement. Each Party hereby covenants and agrees that during the Term neither it nor its affiliates will, directly or indirectly, make any derogatory or disparaging statement or communication regarding the other Party or any of the other Party’s affiliates or the Business or any of respective employees or the Seller’s business and operations of any of its respective employees.

(d) Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this Section 7.1 too lengthy, the geographic area covered too extensive or the scope too broad, the other provisions of this Section 7.1 shall nevertheless stand, the term shall be deemed to be the longest period permissible by law under the circumstances, the geographic area covered shall be deemed to comprise the largest territory permissible by law under the circumstances and the scope shall be as broad as permissible by law under the circumstances. The court in each case shall reduce the term, geographic area and or scope covered to permissible duration, size or breadth.

(e) Acknowledgements; Remedies. The Buyer and Shareholder jointly and severally acknowledge that a breach by it of its obligations hereunder will cause irreparable harm to the Seller by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, each of the Buyer and the Shareholder acknowledge that the remedy at law for a breach of its obligations under this Agreement will be inadequate and agrees, in the event of a breach or threatened breach by the Buyer or the Shareholder of the provisions of this Agreement, that the Seller shall be entitled, in addition to all other available remedies at law or in equity, to an injunction or injunctions restraining, preventing or curing any breach of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of showing economic loss and without any bond or other security being required.

7.2 Transfer Taxes. All transfer, documentary, sales, use, registration, stamp and other taxes and fees (including any penalties and interest thereon) incurred in connection with the transactions contemplated by this Agreement (together, “Transfer Taxes”) shall be paid by the Buyer when due, and the Buyer shall, at its expense, file all necessary tax returns and other documentation with respect to all such Transfer Taxes.

7.3 Publicity. None of the Parties or any of their respective affiliates shall issue any press release or make any public announcement or filing (including any filing with the U.S. Securities and Exchange Commission) concerning this Agreement or the transactions contemplated herein without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed.

8. MISCELLANEOUS.

8.1 Binding Effect. This Agreement shall insure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns. Except as otherwise set forth herein, this Agreement may not be assigned by any party hereto without the prior written consent of the parties hereto. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.2 Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, or transmitted by telecopy or telex, or upon receipt after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made, at the following addresses (or such others as shall be provided in writing hereinafter):

(a)	If to the Seller, to:

Home Bistro, Inc.

4014 Chase Avenue, #212

Miami Beach, FL 33140

Attention: Zalmi Duchman

Email: zalmid@gmail.com

with a copy to:

Faegre Drinker Biddle & Reath LLP

1177 Avenue of the Americas, 41st Floor

New York, NY 10036

Attention: Peter Gennuso

Email: peter.gennuso@faegredrinker.com

(b)	If to the Buyer, to:

Gratitude Keto Holdings, Inc.

11231 US1, Suite 323

North Palm Beach, FL 33408

Attention: Roy G. Warren, Jr.

Email: rwarren@organicgratitude.com

(c)	If to the Shareholder, to:

Estate of Roy Warren

c/o Roy Warren, Jr.

11231 US Highway One, Suite 323

North Palm Beach, FL 33408

Email: rwarren@organicgratitude.com

with a copy to:

Gort Law Firm

601 Heritage Drive, Ste 457

Jupiter, FL 33458

Attention: Michael A. Gort

Email: mike@gortlaw.com

8.3 Entire Agreement. This Agreement, together with the Schedules and any documents, certificates or instruments delivered pursuant to this Agreement or in connection herewith, constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

8.4 Further Assurances. After the Closing, at the request of either party, the other party shall execute, acknowledge and deliver, without further consideration, all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents and take such other action as may be reasonably requested to consummate the transactions contemplated by the Agreement. The Seller shall reasonably cooperate with the Buyer, at the Buyer’s request and at the Buyer’s expense, in connection with the delivery of any of the Purchased Assets.

8.5 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

8.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

8.7 Governing Law; Jurisdiction. All disputes arising under this Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, without regard to principles of conflict of laws. The Parties hereto will submit all disputes arising under this Agreement to arbitration in New York County, New York, before a single arbitrator of the American Arbitration Association (the “AAA”). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the State of Nevada. No Party hereto will challenge the jurisdiction or venue provisions provided in this Section 8.7. Nothing in this Section 8.7 shall limit a Party’s right to obtain an injunction for a breach of this Agreement from a court of law. Any injunction obtained shall remain in full force and effect until the arbitrator, as set forth in this Section 8.7 fully adjudicates the dispute.

9.8 Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

9.9 Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing executed by the parties hereto.

9.10 Consultation with Counsel. Each Party acknowledges that it has been given the opportunity to consult with counsel before executing this Agreement and are executing this Agreement without duress or coercion and without reliance on any representations, warranties or commitments other than those representations, warranties, and commitments set forth in this Agreement.

9.11 Survival of Certain Provisions. Subject to Section 7.1(b), the provisions of Sections 6, 7, 8 and 9 shall survive the expiration of the termination of this Agreement.

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT TO FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

SELLER:

HOME BISTRO, INC.

By:	/s/ Zalmi Duchman
	Name:	Zalmi Duchman
	Title:	Chief Executive Officer

BUYER:

GRATITUDE KETO HOLDINGS, INC.

By:	/s/ Roy G. Warren, Jr.
	Name:	Roy G. Warren, Jr.
	Title:	Chief Executive Officer

SHAREHOLDER:

ESTATE OF ROY WARREN

By:	/s/ Martha Warren
	Name:	Martha Warren
	Title:	Executrix

List of Omitted Schedules

The following schedules have not been provided herein:

Schedules

Schedule A — Purchased Assets
Schedule B — Stockholder

Schedule C — USF License Statement

The registrant hereby undertakes to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.